UNITED STATES
SECURITIES ANDEXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2007

AMERICAN URANIUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-135201
(Commission File Number)

98-0491170
(IRS Employer Identification No.)

600 17th Street, Suite 2800 South, Denver, CO 80202
(Address of principal executive offices and Zip Code)

(303) 634-2265
(Registrant's telephone number, including area code)

5 Locust Road, Orleans, MA 02653
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 15, 2007, we entered into an employment agreement with Hamish Malkin (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Malkin agreed to act as our Chief Financial Officer and Treasurer, in consideration of which we agreed to pay Mr. Malkin the sum of $3,000 per month and to grant Mr. Malkin 200,000 stock options at an exercise price of $1.20 per share, exercisable until September 15, 2012. Mr. Malkin will be paid an additional $2,000 per month for periods of extraordinary activity.

Item 3.02 Unregistered Sales of Equity Securities

On September 15, 2007 in accordance with the terms of the Employment Agreement we granted stock options to Hamish Malkin, our Chief Financial Officer and Treasurer to purchase an aggregate of up to 200,000 shares of our common stock at an exercise price of $1.20 per share, exercisable until September 15, 2012 and vesting as follows: 50,000 on September 15, 2007, and in instalments of 50,000 on each successive anniversary of September 15, 2007. The options are subject to vesting provisions as set forth in the stock option agreement.

Also on September 15, 2007 Mr. Malkin was appointed as a member of our board of directors. In connection with Mr. Malkin’s appointment to the board, we issued options to purchase an aggregate of up to 300,000 shares of our common stock to Mr. Malkin at an exercise price of $1.20 per share, exercisable until September 15, 2012 and vesting as follows: 75,000 on September 15, 2007, and in instalments of 75,000 on each successive anniversary of September 15, 2007.

On September 20, 2007 Devinder Randhawa was appointed as a member of our board of directors. In connection with Mr. Randhawa’s appointment to the board, we issued options to purchase an aggregate of up to 300,000 shares of our common stock to Mr. Randhawa at an exercise price of $1.20 per share, exercisable until September 20, 2012 and vesting as follows: 75,000 on September 20, 2007, and in instalments of 75,000 on each successive anniversary of September 15, 2007.

We issued the securities to Mr. Malkin and Mr. Randhawa on the basis that they represented that they each were not a “U.S. person” (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On September 15, 2007, we appointed Hamish Malkin as our Chief Financial Officer and Treasurer and member of our board of directors.

Mr. Malkin has been self employed since April, 2003, providing chief financial officer services on a contract basis. Prior to being self employed Mr. Malkin was the CFO of Trivalence Mining Corporation from January 1997 to March 2003. Mr. Malkin is a Chartered Accountant and a member of the Canadian Institute of Chartered Accountants and the Institute for Chartered Accountants of British Columbia. Prior to 1997, Mr. Malkin held senior financial positions in the entertainment and commercial real estate industries.

Mr. Malkin is also currently the chief financial officer of Entrée Gold Inc. (TSX: ETG; AMEX: EGI; Frankfurt: EKR), a Canadian company reporting in both the United States and Canada, the chief financial officer of UC Resources Ltd. (TSXV: UC), a Canadian reporting company and the Chief Financial Officer of Yellowcake Mining Inc. (YCKM.OB), a US reporting company.

On September 20, 2007, we appointed Devinder Randhawa as a member of our board of directors. Mr. Randhawa founded Strathmore Minerals Corp. in 1996 and is currently the company's President and CEO. Mr. Randhawa also founded and is currently the President of RD Capital Inc., a privately held consulting firm providing venture capital and corporate finance services to emerging companies in the resources and non-resource sectors both in Canada and the US. Prior to founding RD Capital Inc., Mr. Randhawa was in the brokerage industry for 6 years as an investment advisor and corporate finance analyst.

Mr. Randhawa was formerly the President of Lariat Capital Inc. which merged with Medicure in November 1999 and the was the founder and former President and CEO of Royal County Minerals Corp. which was taken over by Canadian Gold Hunter (formerly International Curator) in July 2003. Mr. Randhawa also founded Predator Capital Inc., which became Predator Exploration. Mr. Randhawa received a Bachelors Degree in Business Administration with Honors from Trinity Western College of Langley, British Columbia in 1983 and received his Masters in Business Administration from the University of British Columbia in 1985.

Item 8.01 Other Events

On September 15, 2007, our board of directors adopted our 2007 Stock Option Plan. Under the 2007 Stock Option Plan, options to acquire common shares and issuance of common shares underlying options may be granted to directors, officers, consultants and employees of our company. A total of 5,000,000 common shares are authorized for issuance under our 2007 Stock Option Plan.

Item 9.01. Financial Statements and Exhibits.

A copy of the following documents are included as exhibits to this current report on Form 8-K pursuant to Item 601 of Regulation SB:

10.1	Consulting Agreement dated effective September 15, 2007

10.2	Stock Option Agreement between the Company and Hamish Malkin dated effective September 15, 2007

10.3	Stock Option Agreement between the Company and Hamish Malkin dated effective September 15, 2007

10.4	2007 Stock Option Plan

99.1	Press Release dated September 24, 2007 announcing appointment of new board members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN URANIUM CORPORATION

/s/ Robert A. Rich
Robert A. Rich
President and Director

Date: September 21, 2007